Exhibit 99.1

10990 Roe Avenue Overland Park, KS66211 Phone 913 696 6100 Fax 913 696 6116 News Release

YRC Worldwide Reports Positive Annual Operating Income for the First Time in Six Years

OVERLAND PARK, Kan., February 8, 2013 — YRC Worldwide Inc. (NASDAQ: YRCW) today reported financial results for the fourth quarter and full year 2012.

Full Year Results

Consolidated operating revenue for the year ended December 31, 2012 was $4.851 billion, 0.4% lower than 2011, but consolidated operating income increased $162.3 million to $24.1 million, which included a $9.7 million gain on asset disposals. This is the first time in six years that the company has reported positive annual consolidated operating income. Comparatively, the company reported consolidated operating revenue of $4.869 billion for the year ended December 31, 2011 and a consolidated operating loss of $138.2 million, which included an $8.2 million gain on asset disposals.

The company reported, on a non-GAAP basis, adjusted EBITDA for the year ended December 31, 2012 of $241.2 million, an $82.0 million improvement over the $159.2 million adjusted EBITDA during 2011 (as detailed in the reconciliation below).

“Our year-over-year operating improvement is primarily due to our focus on customer mix management, pricing discipline, productivity improvements, and a decrease in safety related costs,” stated James Welch, chief executive officer of YRC Worldwide. “In just 18 months after a complete restructuring of the senior leadership team, the company posted positive consolidated operating income for the first time in six years and exceeded our forecast for the year. Obviously, 2012 was a year of significant progress for the organization. We eliminated all distractions that have been keeping this company from focusing on what we do best, which is providing premium services to both the regional and long-haul segments of the LTL market. In 2013, we must continue to build on this momentum and execute against our strategic and operational objectives. Our dedicated employees are driven to provide high-quality, consistent service to our customers and they are working hard to regain our position as one of the leading North American LTL carriers,” said Welch.

“Our system-wide employee safety initiatives showed tremendous progress in 2012. Collaborating with employee safety committees at terminals to drive cultural change from drivers to dockworkers, we are working more safely than ever before,” stated Welch. “We are continuing to experience a decline in the frequency of our workers’ compensation claims while simultaneously settling more claims than are filed. The net result is the lowest number of claims on record since the company started tracking this information in 2000. With fewer claims, the associated liability has decreased, as have the letters of credit supporting those programs. It all started with a simple commitment to be the safest company we can be and our team is delivering in a big way,” Welch said.

Key Segment Information – year-to-date 2012 compared to year-to-date 2011

YRC Freight	2012	2011	Percent Change
Operating revenues (in millions)	$3,206.9	$3,203.0	0.1%
Total tonnage per day (in thousands)	27.04	27.75	(2.5)%
Total shipments per day (in thousands)	46.79	47.91	(2.3)%
Revenue per hundredweight	$23.38	$22.67	3.1%
Revenue per shipment	$270	$263	2.9%

Regional Transportation	2012	2011	Percent Change
Operating revenues (in millions)	$1,640.6	$1,554.3	5.6%
Total tonnage per day (in thousands)	29.05	28.39	2.3%
Total shipments per day (in thousands)	39.69	39.17	1.3%
Revenue per hundredweight	$11.21	$10.86	3.2%
Revenue per shipment	$164	$157	4.2%

Fourth Quarter Results

Consolidated operating revenue for the fourth quarter of 2012 was $1.169 billion, 3.6% lower than 2011, but consolidated operating income increased $68.1 million to $30.0 million, which included a $9.2 million gain on asset disposals. This is the third consecutive quarter that the company has reported income from operations. As a comparison, the company reported consolidated operating revenue of $1.212 billion for the fourth quarter of 2011 and a consolidated operating loss of $38.1 million, which included a $12.9 million loss on asset disposals.

The company reported, on a non-GAAP basis, adjusted EBITDA for the fourth quarter of 2012 of $77.0 million, a $35.7 million improvement over the $41.3 million adjusted EBITDA during 2011 (as detailed in the reconciliation below).

Key Segment Information – fourth quarter 2012 compared to the fourth quarter of 2011

YRC Freight	2012	2011	Percent Change
Operating revenues (in millions)	$777.2	$804.5	(3.4)%
Total tonnage per day (in thousands)	26.12	27.64	(5.5)%
Total shipments per day (in thousands)	44.74	47.29	(5.4)%
Revenue per hundredweight	$23.76	$23.03	3.2%
Revenue per shipment	$277	$269	3.1%

Regional Transportation	2012	2011	Percent Change
Operating revenues (in millions)	$391.4	$381.7	2.5%
Total tonnage per day (in thousands)	27.83	28.25	(1.5)%
Total shipments per day (in thousands)	38.47	38.82	(0.9)%
Revenue per hundredweight	$11.44	$11.08	3.3%
Revenue per shipment	$166	$161	2.7%

YRC Freight recorded $21.1 million in positive operating income in the fourth quarter which was a $47.8 million year-over-year increase and the second consecutive positive operating income quarter. The operating ratio improved 600 basis points over the comparable prior year period to a six-year, fourth quarter low of 97.3. “The improvement in profitability is the result of intense focus on productivity improvements at each individual terminal and the continuation of our strategy to improve our customer mix,” stated Jeff Rogers, president of YRC Freight. “We have made solid gains in customer service, safety and freight handling efficiencies, and now our financial results are starting to tell the story. We are entering 2013 from a position of strength, and we will continue building on our momentum by executing on our operational plans and strategies this year. I can feel the confidence of our team, and it is bolstered by the positive feedback we have received from our customers,” Rogers said.

“During the fourth quarter of 2012, our Regional group continued to deliver solid results,” stated Welch. “Our Regional group consistently produces results that are competitive within the industry and each successive quarter they continue to build on their profitability with operational improvements and efficiencies. Through the dedication of its employees, our Regional group delivered full-year operating income of $70.0 million and a 95.7 operating ratio, which led the way for our company and is one of the best operating ratios in the public LTL industry. I’m very proud of the accomplishments of the Holland, Reddaway and New Penn teams,” Welch said.

Liquidity

At December 31, 2012, the company’s liquidity, including cash, cash equivalents and availability under its $400 million multi-year asset-based loan facility (ABL), was $251.3 million. The ABL borrowing base was $369.8 million as of December 31, 2012 as compared to $375.9 million as of September 30, 2012. As a comparison, the company’s liquidity, including cash, cash equivalents and availability under its ABL, was $237.5 million at September 30, 2012. For the year ended December 31, 2012, cash used in operating activities was $25.9 million as compared to $26.0 million for the year ended December 31, 2011, an improvement of $0.1 million. This improvement in cash used in operations in 2012 was inclusive of a year-over-year increase of $53.0 million of cash paid for interest, $21.3 million of cash paid for letter of credit fees, $39.3 million of cash paid to multi-employer pension plans and $45.0 million of cash paid to single-employer pension plans that was not paid in the prior comparable period.

“Total liquidity increased approximately $14 million since the end of last quarter to end the year at $251 million, which is a great joint accomplishment of operational improvement and good balance sheet governance. It is the highest level of liquidity we’ve had during 2012 and close to the highest level over the most recent four-year period,” stated Jamie Pierson, chief financial officer of YRC Worldwide.

Review of Financial Results

YRC Worldwide Inc. will host a conference call with the investment community today, Friday, February 8, 2013, beginning at 9:30 a.m. ET, 8:30 a.m. CT. The call will be available to listeners as a live webcast and as a replay via the YRC Worldwide website yrcw.com.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP measure that reflects the company’s earnings before interest, taxes, depreciation, and amortization expense, and further adjusted for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and results of permitted dispositions and discontinued operations as defined in the company’s credit facilities. Adjusted EBITDA is used for internal management purposes as a financial measure that reflects the company’s core operating performance. In addition, management uses adjusted EBITDA to measure compliance with financial covenants in the company’s credit facilities. However, this financial measure should not be construed as a better measurement than operating income, as defined by generally accepted accounting principles (GAAP).

Adjusted EBITDA has the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, letter of credit fees, service interest or principal payments on our outstanding debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Equity-based compensation is an element of our long-term incentive compensation program, although adjusted EBITDA excludes certain employee equity-based compensation expense when presenting our ongoing operating performance for a particular period;

•	Other companies in our industry may calculate adjusted EBITDA differently than we do, limiting their usefulness as a comparative measure.

Because of these limitations, adjusted EBITDA should not be considered a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using adjusted EBITDA as a secondary measure. The company has provided reconciliations of its non-GAAP measure, adjusted EBITDA, to GAAP operating income within the supplemental financial information in this release.

* * * * *

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “project,” “forecast,” “propose,” “plan,” “designed,” “enable,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation) our ability to generate sufficient cash flows and liquidity to fund operations and satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our substantial indebtedness and lease and pension funding requirements; the pace of recovery in the overall economy, including (without limitation) customer demand in the retail and manufacturing sectors; the success of our management team in implementing its strategic plan and operational and productivity improvements, including (without limitation) our continued ability to meet high on-time and quality delivery performance standards, and the impact of those improvements to meet our future liquidity and profitability; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; potential increase in our operating lease obligations resulting from our decision to defer the purchase of new revenue equipment; changes in equity and debt markets; inclement weather; price and availability of fuel; sudden changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; competition and competitive pressure on service and pricing; expense volatility, including (without limitation) volatility due to changes in rail service or pricing for rail service; our ability to comply and the cost of compliance with federal, state, local and foreign laws and regulations, including (without limitation) laws and regulations for the protection of employee safety and health and the environment; terrorist attack; labor relations, including (without limitation) the continued support of our union employees with respect to our strategic plan, the impact of work rules, work stoppages, strikes or other disruptions, our obligations to multi-employer health, welfare and pension plans, wage requirements and employee satisfaction; the impact of claims and litigation to which we are or may become exposed; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

* * * * *

About YRC Worldwide

YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is the holding company for a portfolio of successful brands including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn, and provides China-based services through its JHJ joint venture. YRC Worldwide has one of the largest, most comprehensive less-than-truckload (LTL) networks in North America with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit www.yrcw.com for more information.

Web site: www.yrcw.com

Follow YRC Worldwide on Twitter: http://twitter.com/yrcworldwide

Investor Contact:	Stephanie Fisher
913-696-6108
investor@yrcw.com

Media Contact:	Suzanne Dawson
Linden Alschuler & Kaplan
212-329-1420
sdawson@lakpr.com

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(Amounts in millions except share and per share data)

	December 31,	December 31,
	2012	2011
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$208.7	$200.5
Restricted amounts held in escrow	20.0	59.7
Accounts receivable, net	460.1	476.8
Deferred income taxes, net	—	31.6
Prepaid expenses and other	85.3	69.4

Total current assets	774.1	838.0

PROPERTY AND EQUIPMENT:
Cost	2,869.0	3,074.9
Less—accumulated depreciation	(1,677.6)	(1,738.3)

Net property and equipment	1,191.4	1,336.6

OTHER ASSETS:
Intangibles, net	99.2	117.5
Restricted amounts held in escrow	102.5	96.3
Other assets	58.3	97.4

Total assets	$2,225.5	$2,485.8

LIABILITIES AND SHAREHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$162.0	$151.7
Wages, vacations, and employees’ benefits	190.9	210.4
Other current and accrued liabilities	233.2	303.9
Current maturities of long-term debt	9.1	9.5

Total current liabilities	595.2	675.5

OTHER LIABILITIES:
Long-term debt, less current portion	1,366.3	1,345.2
Deferred income taxes, net	—	31.7
Pension and postretirement	548.8	440.3
Claims and other liabilities	344.3	351.6
Commitments and contingencies

SHAREHOLDERS’ DEFICIT:
Preferred stock, $1.00 par value per share	—	—
Common stock, $0.01 par value per share	0.1	0.1
Capital surplus	1,926.5	1,903.0
Accumulated deficit	(2,070.6)	(1,930.2)
Accumulated other comprehensive loss	(392.4)	(234.1)
Treasury stock, at cost (410 shares)	(92.7)	(92.7)

Total YRC Worldwide Inc. shareholders’ deficit	(629.1)	(353.9)
Non-controlling interest	—	(4.6)

Total shareholders’ deficit	(629.1)	(358.5)

Total liabilities and shareholders’ deficit	$2,225.5	$2,485.8

STATEMENTS OF CONSOLIDATED COMPREHENSIVE LOSS

YRC Worldwide Inc. and Subsidiaries

For the Three Months and Year Ended December 31

(Amounts in millions except per share data, shares in thousands)

(Unaudited)

	Three Months		Year
	2012	2011	2012	2011
OPERATING REVENUE	$1,168.6	$1,212.3	$4,850.5	$4,868.8

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	655.9	686.0	2,782.7	2,798.2
Equity based compensation expense	0.8	0.7	3.8	15.5
Operating expenses and supplies	274.5	303.9	1,128.9	1,194.5
Purchased transportation	116.1	132.8	488.8	535.4
Depreciation and amortization	44.4	51.1	183.8	195.7
Other operating expenses	56.1	63.0	248.1	275.9
(Gains) losses on property disposals, net	(9.2)	12.9	(9.7)	(8.2)

Total operating expenses	1,138.6	1,250.4	4,826.4	5,007.0

OPERATING INCOME (LOSS)	30.0	(38.1)	24.1	(138.2)

NONOPERATING (INCOME) EXPENSES:
Interest expense	39.2	39.5	150.8	156.2
Equity investment impairment	30.8	—	30.8	—
Fair value adjustment of derivative liabilities	—	—	—	79.2
Gain on extinguishment of debt	—	(0.6)	—	(25.8)
Restructuring transaction costs	—	—	—	17.8
Other, net	(2.8)	0.8	(6.0)	(3.7)

Nonoperating expenses, net	67.2	39.7	175.6	223.7

LOSS BEFORE INCOME TAXES	(37.2)	(77.8)	(151.5)	(361.9)
INCOME TAX PROVISION (BENEFIT)	(1.9)	8.3	(15.0)	(7.5)

NET LOSS	(35.3)	(86.1)	(136.5)	(354.4)
LESS: NET INCOME (LOSS) ATTRIBUTABLE TO NON-CONTROLLING INTEREST	—	(1.9)	3.9	(3.1)

NET LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC.	(35.3)	(84.2)	(140.4)	(351.3)
AMORTIZATION OF BENEFICIAL CONVERSION FEATURE ON PREFERRED STOCK	—	—	—	(58.0)

NET LOSS ATTRIBUTABLE TO COMMON SHAREHOLDERS	$(35.3)	$(84.2)	$(140.4)	$(409.3)

NET LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC.	$(35.3)	$(84.2)	$(140.4)	$(351.3)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX	(168.2)	7.2	(158.3)	5.5

COMPREHENSIVE LOSS ATTRIBUTABLE TO YRC WORLDWIDE INC.	$(203.5)	$(77.0)	$(298.7)	$(345.8)

AVERAGE COMMON SHARES OUTSTANDING-BASIC AND DILUTED	7,795	6,794	7,311	2,087

BASIC AND DILUTED LOSS PER SHARE	$(4.53)	$(12.40)	$(19.20)	$(196.12)

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the Year Ended December 31

(Amounts in millions)

(unaudited)

	2012	2011
OPERATING ACTIVITIES:
Net loss	$(136.5)	$(354.4)
Noncash items included in net loss:
Depreciation and amortization	183.8	195.7
Paid-in-kind interest on Series A Notes and Series B Notes	29.2	13.1
Amortization of deferred debt costs	5.6	23.7
Equity based compensation expense	3.8	15.5
Deferred income tax benefit, net	3.8	(0.2)
Equity investment impairment	30.8	—
Gains on property disposals, net	(9.7)	(8.2)
Fair value adjustment of derivative liability	—	79.2
Gain on extinguishment of debt	—	(25.8)
Restructuring transaction costs	—	17.8
Other noncash items, net	(3.3)	(3.7)
Changes in assets and liabilities, net:
Accounts receivable	13.5	(36.3)
Accounts payable	13.5	5.0
Other operating assets	3.6	(5.2)
Other operating liabilities	(164.0)	57.8

Net cash used in operating activities	(25.9)	(26.0)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(66.4)	(71.6)
Proceeds from disposal of property and equipment	50.4	67.5
Receipts from (deposits into) restricted escrow, net	33.4	(155.9)
Other	2.4	3.4

Net cash provided by (used in) investing activities	19.8	(156.6)

FINANCING ACTIVITIES:
ABS payments, net	—	(122.8)
Issuance of long-term debt	45.0	441.6
Repayment of long-term debt	(25.6)	(46.7)
Debt issuance costs	(5.1)	(30.5)
Equity issuance costs	—	(1.5)

Net cash provided by financing activities	14.3	240.1

NET INCREASE IN CASH AND CASH EQUIVALENTS	8.2	57.5
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	200.5	143.0

CASH AND CASH EQUIVALENTS, END OF PERIOD	$208.7	$200.5

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$(120.5)	$(67.5)
Letter of credit fees paid	(38.0)	(16.7)
Interest deferred	—	43.6
Income tax (payment) refund, net	5.9	(6.5)
Lease financing transactions	—	9.0
Debt redeemed for equity consideration	20.3	8.7
Interest paid in stock for the 6% notes	—	2.1
Deferred interest and fees converted to equity	—	43.2

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months and Year Ended December 31

(Amounts in millions)

(Unaudited)

SEGMENT INFORMATION

	Three Months			Year
	2012	2011	%	2012	2011	%
Operating revenue:
YRC Freight	$777.2	$804.5	(3.4)	$3,206.9	$3,203.0	0.1
Regional Transportation	391.4	381.7	2.5	1,640.6	1,554.3	5.6
Truckload	—	22.2	n/m (a)	—	98.9	n/m	(a)
Other, net of eliminations	—	3.9		3.0	12.6

Consolidated	1,168.6	1,212.3	(3.6)	4,850.5	4,868.8	(0.4)

Operating income (loss):
YRC Freight	21.1	(26.7)		(37.3)	(88.5)
Regional Transportation	8.4	6.9		70.0	32.9
Truckload	—	(8.6)		—	(18.9)
Corporate and other	0.5	(9.7)		(8.6)	(63.7)

Consolidated	$30.0	$(38.1)		$24.1	$(138.2)

Operating ratio:
YRC Freight	97.3%	103.3%		101.2%	102.8%
Regional Transportation	97.9%	98.2%		95.7%	97.9%
Consolidated	97.4%	103.1%		99.5%	102.8%

(a)	Not meaningful

Operating ratio is calculated as (i) 100 percent (ii) minus the result of dividing operating income by operating revenue or (iii) plus the result of dividing operating loss by operating revenue, and expressed as a percentage.

SUPPLEMENTAL INFORMATION

		Premium/	Book
As of December 31, 2012	Par Value	(Discount)	Value
Restructured term loan	$298.7	$67.6	$366.3
ABL facility – Term A – (capacity $175M; borrowing base $147.6M; availability $42.6M)	105.0	(4.8)	100.2
ABL facility – Term B – (capacity $225M; borrowing base $222.2M; availability $0)	222.2	(8.5)	213.7
Series A Notes	161.2	(27.8)	133.4
Series B Notes	91.5	(25.4)	66.1
6% convertible senior notes	69.4	(6.3)	63.1
Pension contribution deferral obligations	125.8	(0.4)	125.4
Lease financing obligations	306.9	—	306.9
Other	0.3	—	0.3

Total debt	$1,381.0	$(5.6)	$1,375.4

		Premium/	Book
As of December 31, 2011	Par Value	(Discount)	Value
Restructured term loan	$303.1	$98.9	$402.0
ABL facility – Term A – (capacity $175M; borrowing base $136.1M; availability $76.1M)	60.0	(7.6)	52.4
ABL facility – Term B – (capacity $225M; borrowing base $224.4M; availability $0)	224.4	(12.4)	212.0
Series A Notes	146.3	(35.0)	111.3
Series B Notes	98.0	(37.1)	60.9
6% convertible senior notes	69.4	(10.3)	59.1
Pension contribution deferral obligations	140.2	(0.6)	139.6
Lease financing obligations	315.2	—	315.2
Other	2.2	—	2.2

Total debt	$1,358.8	$(4.1)	$1,354.7

SUPPLEMENTAL FINANCIAL INFORMATION

YRC Worldwide Inc. and Subsidiaries

For the Three Months and Year Ended December 31

(Amounts in millions)

(Unaudited)

	Three months		Year
	2012	2011	2012	2011
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$30.0	$(38.1)	$24.1	$(138.2)
Depreciation and amortization	44.4	51.1	183.8	195.7
(Gains) losses on property disposals, net	(9.2)	12.9	(9.7)	(8.2)
Letter of credit expense	9.3	9.6	36.3	35.2
Restructuring professional fees	—	4.3	3.0	44.0
Permitted dispositions and other	(1.0)	(0.3)	(4.0)	6.2
Equity based compensation expense	0.8	0.7	3.8	15.5
Other nonoperating, net	2.7	(0.7)	3.9	3.8
Add: Truckload EBITDA loss	—	1.8	—	5.2

Adjusted EBITDA	$77.0	$41.3	$241.2	$159.2

	Three months		Year
	2012	2011	2012	2011
Adjusted EBITDA by segment:
YRC Freight	$49.4	$11.9	$104.9	$43.7
Regional Transportation	26.0	24.2	140.2	103.1
Corporate and other	1.6	5.2	(3.9)	12.4

Adjusted EBITDA	$77.0	$41.3	$241.2	$159.2

	Three months		Year
YRC Freight segment	2012	2011	2012	2011
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$21.1	$(26.7)	$(37.3)	$(88.5)
Depreciation and amortization	28.4	24.8	119.8	102.9
(Gains) losses on property disposals, net	(9.3)	6.7	(9.9)	(10.5)
Impairment charges	—		—
Equity based compensation expense	—	0.3	—	10.3
Letter of credit expense	7.6	7.8	29.6	28.1
Reimer Finance Co. dissolution (foreign exchange)	—		—
Other nonoperating, net	1.6	(1.0)	2.7	1.4

Adjusted EBITDA	$49.4	$11.9	$104.9	$43.7

	Three months		Year
Regional Transportation segment	2012	2011	2012	2011
Reconciliation of operating income to adjusted EBITDA:
Operating income	$8.4	$6.9	$70.0	$32.9
Depreciation and amortization	15.9	15.5	63.3	61.6
(Gains) losses on property disposals, net	0.1	0.5	0.7	(2.7)
Impairment charges
Equity based compensation expense	—	(0.4)	—	4.6
Letter of credit expense	1.6	1.7	6.2	6.6
Other nonoperating, net	—	—	—	0.1

Adjusted EBITDA	$26.0	$24.2	$140.2	$103.1

	Three months		Year
Corporate and other segment	2012	2011	2012	2011
Reconciliation of operating income (loss) to adjusted EBITDA:
Operating income (loss)	$0.5	$(9.7)	$(8.6)	$(63.7)
Depreciation and amortization	0.1	9.4	0.7	23.3
(Gains) losses on property disposals, net	—	0.4	(0.5)	(0.6)
Equity based compensation expense	0.8	0.7	3.8	0.6
Letter of credit expense	0.1	—	0.5	0.2
Restructuring professional fees	—	4.3	3.0	44.0
Permitted dispositions and other	(1.0)	(0.3)	(4.0)	6.2
Other nonoperating, net	1.1	0.4	1.2	2.4

Adjusted EBITDA	$1.6	$5.2	$(3.9)	$12.4

YRC Worldwide Inc.

Segment Statistics

	YRC Freight
				Y/Y	Sequential
	4Q12	4Q11	3Q12	% (b)	% (b)
Workdays	61.5	62.0	63.0

Total picked up revenue (in millions) (a)	$763.5	$789.1	$812.2	(3.2)	(6.0)
Total tonnage (in thousands)	1,607	1,714	1,710	(6.2)	(6.1)
Total tonnage per day (in thousands)	26.12	27.64	27.15	(5.5)	(3.8)
Total shipments (in thousands)	2,752	2,932	2,977	(6.1)	(7.6)
Total shipments per day (in thousands)	44.74	47.29	47.26	(5.4)	(5.3)
Total revenue/cwt.	$23.76	$23.03	$23.74	3.2	0.1
Total revenue/shipment	$277	$269	$273	3.1	1.7
Total weight/shipment (in pounds)	1,168	1,169	1,149	(0.1)	1.6

Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$777.2	$804.5	$819.5
Change in revenue deferral and other	(13.7)	(15.4)	(7.3)

Total picked up revenue	$763.5	$789.1	$812.2

	Regional Transportation
				Y/Y	Sequential
	4Q12	4Q11	3Q12	% (b)	% (b)
Workdays	61.5	61.0	63.0

Total picked up revenue (in millions) (a)	$391.7	$381.7	$417.6	2.6	(6.2)
Total tonnage (in thousands)	1,712	1,723	1,837	(0.7)	(6.8)
Total tonnage per day (in thousands)	27.83	28.25	29.15	(1.5)	(4.5)
Total shipments (in thousands)	2,366	2,368	2,540	(0.1)	(6.9)
Total shipments per day (in thousands)	38.47	38.82	40.32	(0.9)	(4.6)
Total revenue/cwt.	$11.44	$11.08	$11.37	3.3	0.6
Total revenue/shipment	$166	$161	$164	2.7	0.7
Total weight/shipment (in pounds)	1,447	1,455	1,446	(0.6)	0.1

Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$391.4	$381.7	$417.6
Change in revenue deferral and other	0.3	(0.0)	0.0

Total picked up revenue	$391.7	$381.7	$417.6

(a)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods.
(b)	Percent change based on unrounded figures and not rounded figures presented.

YRC Worldwide Inc.

Segment Statistics

	YRC Freight
	YTD	YTD	Y/Y
	2012	2011	% (b)
Workdays	252.0	253.0

Total picked up revenue (in millions) (a)	$3,186.5	$3,182.7	0.1
Total tonnage (in thousands)	6,815	7,021	(2.9)
Total tonnage per day (in thousands)	27.04	27.75	(2.5)
Total shipments (in thousands)	11,791	12,121	(2.7)
Total shipments per day (in thousands)	46.79	47.91	(2.3)
Total revenue/cwt.	$23.38	$22.67	3.1
Total revenue/shipment	$270	$263	2.9
Total weight/shipment (in pounds)	1,156	1,159	(0.2)

Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$3,206.9	$3,203.0
Change in revenue deferral and other	(20.4)	(20.3)

Total picked up revenue	$3,186.5	$3,182.7

	Regional Transportation
	YTD	YTD	Y/Y
	2012	2011	% (b)
Workdays	252.0	252.0

Total picked up revenue (in millions) (a)	$1,641.1	$1,554.3	5.6
Total tonnage (in thousands)	7,321	7,155	2.3
Total tonnage per day (in thousands)	29.05	28.39	2.3
Total shipments (in thousands)	10,002	9,870	1.3
Total shipments per day (in thousands)	39.69	39.17	1.3
Total revenue/cwt.	$11.21	$10.86	3.2
Total revenue/shipment	$164	$157	4.2
Total weight/shipment (in pounds)	1,464	1,450	1.0

Reconciliation of operating revenue to total picked up revenue (in millions):
Operating revenue	$1,640.6	$1,554.3
Change in revenue deferral and other	0.5	(0.0)

Total picked up revenue	$1,641.1	$1,554.3

(a)	Does not equal financial statement revenue due to revenue recognition adjustments between accounting periods.
(b)	Percent change based on unrounded figures and not rounded figures presented.